Exhibit 99.1

Lisa K. Klinger
FOR IMMEDIATE RELEASE	Chief Financial Officer
(212) 515-2655

lklinger@vince.com

Vince Holding Corp. Announces Independent Directors

NEW YORK, New York – April 16, 2014 – Vince Holding Corp. (NYSE: VNCE), a leading contemporary fashion brand, today announced that its Board of Directors (the “Board”) has appointed Eugenia Ulasewicz as a new director, effective immediately. This appointment will bring the total number of directors to seven. Ms. Ulasewicz joins the Board as one of the three outside directors, along with Robert A. Bowman and Jerome Griffith, who were elected to the Board in connection with Vince’s initial public offering.

Prior to her retirement in March 2013, Ms. Ulasewicz was President of the Americas division of Burberry Group PLC (“Burberry”), responsible for the US, Canada, Central and South America. Ms. Ulasewicz joined Burberry in 1998 and became a member of its executive committee in 2006. Previously, Ms. Ulasewicz held positions of increasing responsibility with Bloomingdales, Galeries Lafayette and Saks, Inc. She currently serves as a director of Signet Jewelers Limited and Bunzl plc.

Mr. Bowman currently serves as President and Chief Executive Officer of Major League Baseball Advance Media (“MLB.com”), the internet and interactive media unit of Major League Baseball. Prior to joining MLB.com, Mr. Bowman held several senior management positions at ITT Corporation, including President, Chief Operating Officer and Chief Financial Officer. Earlier in his career, Mr. Bowman served as Treasurer of the State of Michigan, and held other roles at the U.S. Department of Treasury and Goldman Sachs. Mr. Bowman is currently a director and chairman of the audit committee of Take-Two Interactive Software Inc. and was previously a director at The Warnaco Group, Inc.

Mr. Griffith currently serves as the Chief Executive Officer, President and a member of the board of directors of Tumi Holding, Inc. Prior to joining Tumi, Mr. Griffith held several leadership positions at Esprit Holding Limited, including Chief Operating Officer and President Esprit North and South America. Prior to Esprit, Mr. Griffith was Executive Vice President at Tommy Hilfiger and prior to that, was the President of Retail at J. Peterman Company, a catalog-based apparel and retail company. Earlier in his career, Mr. Griffith held various leadership positions at Gap, Inc.

Christopher T. Metz, the Chairman of the Board, stated, “We are delighted to welcome Eugenia to the Vince Holding Corp. Board of Directors. Our outside directors, Eugenia, Bob and Jerome, provide the Vince Board with diverse backgrounds which will complement the skill set of our other Board members. It is a testament to the Company and its potential that we have been able to attract such outstanding outside directors to Vince.”

Jill Granoff, Chief Executive Officer added “Eugenia has extensive knowledge of luxury retail and global brand building. She, along with our other outside directors, Bob and Jerome, brings exceptionally relevant experience that will help ensure Vince successfully implements its strategic growth initiatives.”

ABOUT VINCE

Founded in 2002, Vince is a leading contemporary fashion brand known for its modern effortless style and everyday luxury essentials. The company offers a broad range of women’s and men’s ready-to-wear including its signature cashmere sweaters, leather jackets, luxe leggings, dresses, silk and woven tops, denim and footwear. Vince is carried in over 2,300 stores across 47 countries and operates 22 full-price retail locations, 6 outlet stores and its e-commerce site, vince.com.

Forward Looking Statements: This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the financial results or benefits anticipated. These forward-looking statements are not guarantees of actual results. Our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, and customer service; our ability to anticipate and/or react to changes in customer demand and attract new customers; changes in consumer confidence and spending; our ability to maintain projected profit margins; unusual, unpredictable and/or severe weather conditions; the execution and management of our retail store growth, including the availability and cost of acceptable real estate locations for new store openings; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies, our ability to expand our product offerings into new product categories including the ability find suitable licensing partners; our ability to successfully implement our marketing initiatives, our ability to protect our trademarks in the U.S. and internationally, our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; changes in global economies and credit and financial markets; competition; our ability to attract and retain key personnel; commodity, raw material and other cost increases; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith; tax matters and other factors as set forth from time to time in our Securities and Exchange Commission filings, including under the heading “Risk Factors.” We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Vince Holding Corp. website (http://investors.vince.com/).

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